Exhibit 99.1
Petrohawk Announces $300 Million Offering of Senior Notes due 2014
HOUSTON — January 22, 2009 — Petrohawk Energy Corporation (NYSE: HK) (“Petrohawk”) today announced that it intends to commence a private placement offering to eligible purchasers of approximately $300 million of Senior Notes due 2014. Proceeds of the offering are expected to be used to repay a portion of the outstanding borrowings under our senior revolving credit facility which will provide us additional financial flexibility to fund a portion our 2009 capital budget, to fund potential acquisitions, to provide for further infrastructure expansion, and to provide working capital for general corporate purposes.
The notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. The notes may be resold by the initial purchasers pursuant to Rule 144A and Regulation S under the Securities Act.
This press release is being issued pursuant to Rule 135c under the Securities Act of 1933, and is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, development, production, and exploration of oil and natural gas properties primarily located in North Louisiana, East Texas, the Arkoma Basin of Arkansas, and the Permian Basin of West Texas and southwestern New Mexico.
Additional Information for Investors
This press release contains forward-looking statements within the meaning of the federal securities laws. Petrohawk cautions you that any statements contained in this press release that are not strictly historical statements constitute forward-looking statements. Such forward looking statements include, but are not limited to, Petrohawk’s expectations regarding the completion, timing and size of the proposed offering. These statements are based upon current beliefs or expectations and are subject to various risks and uncertainties, including those set forth in Petrohawk’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and the Quarterly Reports on Form 10-Q for the quarters ended June 30, 2008 and September 30, 2008 (copies of which may be obtained from the SEC’s website at http://www.sec.gov). Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. Petrohawk undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in Petrohawk’s expectations.
For more information, contact Joan Dunlap, Vice President — Investor Relations, at 832-204-2737 or jdunlap@petrohawk.com.